SALE OF INTEREST AGREEMENT

                    This Sale of Interest Agreement, effective June 28, 1996, is by and between E. I. du Pont de Nemours and Company, a Delaware corporation ("DuPont"); Lanxide Armor Products, Inc., a Delaware corporation ("LAP"); and Lanxide Armor Company, Inc., a Delaware corporation ("LACI").

                    WHEREAS, DuPont, Lanxide Corporation and LAP entered into an Amended and Restated Principal Agreement effective September 28, 1990 ("ARPA") establishing Lanxide Armor Company, L.P. ("LAC") with DuPont as a Limited Partner and LAP as a General Partner;

                    WHEREAS, the ARPA was amended by a Second
          Amended and Restated Principal Agreement effective August 8, 1995 ("SARPA") to add Lanxide Armor Company, Inc. ("LACI") as a General Partner assuming all obligations of LAP and LAP became a Limited Partner;

                    WHEREAS, LAP is interested in acquiring
          DuPont's Interest in LAC and stockholding in LACI and DuPont is willing to sell its Interest in LAC and stockholding in LACI to LAP;

                    NOW, THEREFORE, in consideration of the
          premises and covenants herein contained, DuPont and LAP each intending to be legally bound hereby agree as follows:

          1.   DEFINITIONS

                    For purposes of this Agreement, the following terms shall have the following meaning:

                    "Closing Date" shall mean June 28, 1996.

          Other capitalized terms appearing herein shall have the meaning assigned to them by the SARPA or by the section of this Agreement in which the term is first used.

          2.   SALE OF INTEREST

               2.1 On the Closing Date, for the consideration described in Section 2.2 of this Agreement, DuPont sells, assigns, and transfers a seventy two and forty eighths percent (72.48%) Interest in LAC to LAP. The sale shall include all rights as a Partner, including participation in profits and losses, to the extent of the Interest transferred. LAP agrees to assume the obligations and liabilities of DuPont as a Limited Partner in connection with the Interest in LAC sold, assigned and transferred to LAP.

               2.2 The purchase price LAP shall pay to DuPont for the Interest transferred described in Section 2.1 is Five Million Eight Hundred Ninety Nine Thousand Dollars
          ($5,899,000) payable on the Closing Date by wire transfer or other mutually agreeable means to the account specified by DuPont.

               2.3 On the Closing Date, for the consideration described in Section 2.4 of this Agreement, DuPont sells, assigns, and transfers sixty three thousand (63,000) shares of the Common Stock of LACI to LAP which represents seventy percent (70%) of the outstanding Common Stock of LACI. The sale shall include all rights as a Stockholder, including participation in profits and losses, to the extent of the Common Stock transferred.

               2.4 The purchase price LAP shall pay to DuPont for the Common Stock transferred described in Section 2.3 is One Thousand Dollars ($1,000) payable on the Closing Date by wire transfer or other mutually agreeable means to the account specified by DuPont.

               2.5 DuPont, LAP and LACI agree and acknowledge that the sale by DuPont of its Interest effects a withdrawal of DuPont as a Limited Partner of LAC.

               2.6 LAP agrees promptly after the Closing Date but no later than ten (10) days after the Closing Date to consummate the merger of LAC and LACI into LAP and to terminate the SARPA and the other agreements included as Appendices to such agreement.

          3.   GOVERNING LAW

                    This Agreement and the agreements referenced herein shall be construed in accordance with the laws of the State of Delaware.

          4.   MODIFICATION

                    Except as otherwise specifically stated, no modification hereto nor to any agreement executed pursuant hereto shall be of any force or effect unless
          (a) reduced to writing and signed by all parties hereto, and (b) expressly referred to as being a modification of this Agreement or any agreement executed pursuant hereto, as the case may be.

          5.   SEVERABILITY

                    In the event that any provision of this
          Agreement or any agreement referenced herein shall be found to be void or unenforceable, such findings shall not be construed to render any other provision of this Agreement either void or unenforceable, and all other provisions shall remain in full force and effect unless the provisions which are invalid or unenforceable shall substantially affect the rights or obligations granted to or undertaken by DuPont, LAP or LACI.


                    IN WITNESS WHEREOF, the parties have hereunto set their hands this 28th day of June, 1996.

          E.I. DUPONT DE NEMOURS AND COMPANY

          By: /s/ J. Michael Bowman

          Name:     J. Michael Bowman

          Title: VP/GM Advanced Material Systems

          LANXIDE ARMOR PRODUCTS, INC.

          By: /s/ Robert J. Ferris

          Name: Robert J. Ferris

          Title: Secretary/Treasurer

          LANXIDE ARMOR COMPANY, INC.

          By: /s/ J. Michael Bowman

          Name:     J. Michael Bowman

          Title: Chairman